Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-2654) of Covenant Transportation Group, Inc. of our report dated June 19, 2020 with respect to the statements of net assets available for benefits of Covenant Transportation Group 401(k) & Profit Sharing Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental schedule as of December 31, 2019, which report appears in the December 31, 2019 Annual Report on Form 11-K of Covenant Transportation Group 401(k) & Profit Sharing Plan.

/s/ Mauldin & Jenkins, LLC

Chattanooga, Tennessee
June 19, 2020

Back to Form 11-K